UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report:  May 29, 2008
(Date of earliest event reported)

AFFYMETRIX, INC.
(Exact name of registrant as specified in charter)

Delaware	0-28218	77-0319159
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3420 Central Expressway
Santa Clara, California 95051
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (408) 731-5000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

In connection with Proposal No. 3 (Approval of Amendment to Increase the Maximum Number of Shares Authorized for Issuance Under Our Amended and Restated 2000 Equity Incentive Plan by 4,200,000 Shares) in its proxy statement for its 2008 Annual Meeting of Stockholders, Affymetrix Inc. (the “Company”) hereby provides the following supplemental information:

The Company’s Amended and Restated 2000 Equity Incentive Plan (the “Plan”) prohibits repricing of stock options, either directly or indirectly, without stockholder approval.  The Company has further amended the Plan to clarify the Company’s intention that the prohibition on repricings will also apply to stock appreciation rights to the extent the Company grants stock appreciation rights in the future.  As result of such amendment, the following changes have been made to the Plan:

•
Section 7.7 of the Plan shall read as follows:  “7.7.  Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of shares and at the same or a different exercise price, except that the Company shall not effect a direct or indirect repricing of outstanding SARs (including through an offer to exchange SARs or any buy out or cash out of SARs) without stockholder approval. The foregoing notwithstanding, no modification of an SAR shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such SAR.”

•
The following new Section 18.3 is added to the Plan:  “18.3  No Repricings.  Except in connection with a corporate transaction involving the company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARS in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AFFYMETRIX, INC.

Dated: May 29, 2008	By:	/s/ Barbara A. Caulfield
		Name:	Barbara A. Caulfield
		Title:	Executive Vice President and General Counsel